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                            EAGLE HARDWARE & GARDEN, INC.
                  COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                                    (IN THOUSANDS)

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                                                        (UNAUDITED)                   (UNAUDITED)
                                                      13 WEEKS ENDED                39 WEEKS ENDED
                                                 -------------------------     -------------------------
                                                 OCTOBER 31,    OCTOBER 25,    OCTOBER 31,    OCTOBER 25,
                                                    1997           1996           1997           1996
                                                 ----------     ----------     ----------     ----------
Net income as reported                               $8,856         $7,591        $26,427        $18,620
                                                  ---------      ---------      ---------      ---------
                                                  ---------      ---------      ---------      ---------

Net income used for primary
  computation                                        $8,856         $7,591        $26,427        $18,620

Add (where dilutive):
    Tax effected interest and amortization
    of debt expense on convertible debt                 919            921          2,757          2,765
                                                  ---------      ---------      ---------      ---------

Net income used for fully
  diluted computation                                $9,775         $8,512        $29,184        $21,385
                                                  ---------      ---------      ---------      ---------
                                                  ---------      ---------      ---------      ---------

Weighted average number of
  common shares outstanding                          29,045         25,538         28,976         23,794

Add (where dilutive):
    Assumed exercise of those
    options that are common stock
    equivalents net of treasury
    shares deemed to have been
    repurchased                                         371            517            414            423
                                                  ---------      ---------      ---------      ---------

Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation                                29,416         26,055         29,390         24,217

Add (where dilutive):
    Shares applicable to stock options
    in addition to those used in primary
    computation due to the use of
    period-end market price when
    higher than average price                             0             61              0             41

    Assumed exercise of
    convertible debt                                  4,785          4,790          4,785          4,791
                                                  ---------      ---------      ---------      ---------

Adjusted shares outstanding used
  for fully diluted computation                      34,201         30,906         34,175         29,049
                                                  ---------      ---------      ---------      ---------
                                                  ---------      ---------      ---------      ---------
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